Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ares Capital Corporation:

We consent to the use of our reports dated February 24, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ares Capital Corporation included herein and our report dated June 21, 2016 on the senior securities table of Ares Capital Corporation incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement No. 333-212788.

/s/ KPMG LLP

Los Angeles, California

August 5, 2016